Exhibit 99.1

CONTACT: David Foy Tel: (203) 458-5850

WHITE MOUNTAINS REPORTS BOOK VALUE PER SHARE
OF $355 IN THE SECOND QUARTER

HAMILTON, Bermuda (July 28, 2006) — White Mountains Insurance Group, Ltd. ended the second quarter of 2006 with a fully converted tangible book value per share of $355, an increase of 1.5% for the quarter and 4.9% for the first six months of 2006, including dividends.

CEO Steve Fass said, “Despite the loss reported at White Mountains Re in June, we grew our tangible book value per share in the quarter.  OneBeacon had an excellent quarter, with a 94% combined ratio, White Mountains Re is running at an 87% accident year combined ratio, and Esurance grew premiums by 72% while maintaining an excellent loss ratio.  In addition, our investment returns continue to exceed their respective benchmarks by meaningful amounts.  We remain on track to achieve double digit growth in our tangible book value per share in 2006.”

Adjusted comprehensive net income for the second quarter of 2006 was $50 million, compared to $136 million in the second quarter of 2005, while for the first six months of 2006 adjusted comprehensive net income was $166 million, down from $211 million in the comparable period of last year.

Net income for the quarter was $116 million, down from $147 million in the second quarter of 2005.  Net income for the first six months of 2006 was $212 million, down from $323 million in the first six months of last year.

The following after-tax items impacted the second quarter of 2006:

•                  $125 million in losses from the 2005 storms (net of reinstatement premiums) within our White Mountains Re segment, which includes $89 million from the reimbursement to Olympus and $3 million of foregone override commissions.

•                  $12 million in foreign currency translation gains, versus a $44 million loss in the second quarter of 2005, which impacts adjusted comprehensive net income, but does not impact net income.

•                  $30 million in tax benefits related to settlements of United States federal and state income tax audits for years prior to 2003.

OneBeacon

OneBeacon’s pre-tax income for the second quarter of 2006 was $114 million, compared to $121 million for the second quarter of 2005.  For the first six months of 2006, pre-tax income was $190 million, compared to $281 million for the comparable period of 2005.  The decline in the first six months of 2006 from the comparable prior year period was partially due to a special dividend from Montpelier Re in the prior year’s first quarter, $35 million of which was recorded at OneBeacon.  Additionally, net realized investment gains for the first six months of 2006 were down $25 million from the first six months of last year, primarily due to the sale of several highly appreciated common stocks in the first six months of 2005 to reposition the equity portfolio into securities with more attractive risk/reward characteristics.  The GAAP combined ratio was 94% and 96% for the second quarter and first six months of 2006, compared to 95% in each comparable period of the prior year.  Net written premiums were down 8% for the quarter and the six months from the comparable 2005 periods, primarily as a result of the sale of NFU last year.  Excluding NFU, net written premiums essentially flat for the quarter and the first six months of 2006 versus the comparable 2005 periods.

Mike Miller, CEO of OneBeacon said, “Our GAAP combined ratio reflects outstanding results in all three of our business units — specialty, personal, and commercial.  This is indicative of our highly disciplined pricing, underwriting and segmentation focus.”

White Mountains Re

White Mountains Re had a pre-tax loss of $63 million for the second quarter of 2006, compared to pre-tax income of $89 million in the second quarter of 2005.  For the first six months of 2006, pre-tax income was $22 million, compared to $143 million in the prior year period.  The GAAP combined ratio was 141% for the second quarter and 116% for the first six months of 2006, compared to 88% and 94% in the comparable periods of 2005.  Net written premiums were up 18% for the quarter and 9% for the first six months of the year, primarily due to lower cessions to Olympus and Helicon, improved market conditions and refinements to the written premium estimation methodology on certain lines of business, which did not have a significant impact on earned premiums.

Tom Hutton, CEO of White Mountains Re said, “Obviously the impact of the development of the 2005 storms overshadowed our results for the quarter.  However, our book of business is running in the 80s on an accident year basis, reflective of both the underwriting changes we have made and improved market conditions.   In addition, we have reduced our exposure to natural catastrophes, including withdrawing from the marine and offshore energy business in the Gulf of Mexico.”

Esurance

Esurance’s pre-tax income was $2 million in the second quarter and its pre-tax loss was $2 million for the first six months of 2006, compared to pre-tax income of $1 million and $3 million in the comparable periods of 2005.  The GAAP combined ratio was 106% for the second quarter and 108% for the first six months of 2006, compared to 104% in each comparable period of the prior year.  Net written premiums of $131 million for the quarter and $272 million for the six months were up 72% and 77%, respectively, from the comparable periods of 2005.

Gary Tolman, CEO of Esurance, said, “Esurance continues to grow, taking advantage of the increasing number of consumers who are turning to a direct, online distribution platform to meet their auto insurance needs.  We now have over 300,000 customers, an increase of 83% since June 30, 2005.  Although we are growing rapidly, we are maintaining an excellent loss ratio, while reducing our expense ratio due to lower acquisition costs per policy and the benefits of increased scale.”

Other Operations

White Mountains’ Other Operations segment reported pre-tax income of $19 million for the second quarter of 2006, compared to a pre-tax loss of $18 million for the second quarter of 2005.  The increase was primarily attributable to lower incentive compensation accruals in the second quarter of 2006 compared to the second quarter of last year and a $21 million realized gain from the redemption of a private equity investment in the second quarter of 2006.  For the first six months of 2006 the segment reported a pre-tax loss of $24 million versus a loss of $11 million in the comparable period of 2005.  In addition to the items mentioned for the second quarter of 2006, the first six months of 2005 included $39 million of net investment income from the Montpelier Re special dividend and $26 million in other revenue from the settlement of two lawsuits in which White Mountains was a plaintiff.

Investment Activities

Mark Dorcus, President of White Mountains Advisors, said “Our absolute returns are solid, while our performance relative to the industry benchmarks is outstanding on both our equity and fixed income accounts.”

The GAAP total return on invested assets for the quarter was 1.8%.  For the first six months it was 3.2%.  Net investment income was $104 million in the quarter, in line with the second quarter of 2005, and $203 million for the first six months, down 27% from the prior period, primarily due to the receipt in the prior year’s first quarter of a $74 million special dividend from Montpelier Re.

Additional Information

White Mountains is a Bermuda-domiciled financial services holding company traded on the New York Stock Exchange and the Bermuda Stock Exchange under the symbol WTM. Additional financial information and other items of interest are available at the Company’s website located at www.whitemountains.com. The Company expects to file its Form 10-Q with the Securities and Exchange Commission on or before August 9, 2006 and urges shareholders to refer to that document for more complete information concerning White Mountains’ financial results.

Regulation G

This earnings release includes two non-GAAP financial measures that have been reconciled to their most comparable GAAP financial measures.  White Mountains believes these measures to be more relevant than comparable GAAP measures in evaluating White Mountains’ financial performance.

Adjusted comprehensive net income is a non-GAAP financial measure that excludes the change in net unrealized gains and losses from Symetra’s fixed maturity portfolio from comprehensive net income.  In the calculation of comprehensive net income under GAAP, fixed maturity investments are marked-to-market while the liabilities to which those assets are matched are not.  Symetra attempts to earn a “spread” between what it earns on its investments and what it pays out on its products.  In order to try to fix this spread, Symetra invests in a manner that tries to match the duration and cash flows of its investments with the required cash outflows associated with its life insurance and structured settlements products.  As a result, Symetra typically earns the same spread on in-force business whether interest rates fall or rise.  Further, at any given time, some of Symetra’s structured settlement obligations may extend 40 or 50 years into the future, which is further out than the longest maturing fixed maturity investments regularly available for purchase in the market (typically 30 years).  For these long-dated products, Symetra is unable to fully match the obligation with assets until the remaining expected payout schedule comes within the duration of securities available in the market.  If at that time, these fixed maturity investments have yields that are lower than the yields expected when the structured settlement product was originally priced, the spread for the product will shrink and Symetra will ultimately harvest lower returns for its shareholders.  GAAP comprehensive net income increases when rates decline, which would suggest an increase in the value of Symetra — the opposite of what is happening to the intrinsic value of the business.  The reconciliation of adjusted comprehensive net income to comprehensive net income is included on page 7.

Fully converted tangible book value per share is a non-GAAP measure which is derived by expanding the GAAP book value per share calculation to include the effects of assumed conversion of all convertible securities and to exclude any unamortized goodwill and net unrealized gains from Symetra’s fixed maturity portfolio.  The reconciliation of fully converted tangible book value per share to book value per share is included on page 6.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This earnings release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements, other than statements of historical facts, included or referenced in this release which address activities, events or developments which we expect or anticipate will or may occur in the future are forward-looking statements.  The words “will,” “believe,” “intend,” “expect,” “anticipate,” “project,” “estimate,” “predict” and similar expressions are also intended to identify forward-looking statements.  These forward-looking statements include, among others, statements with respect to White Mountains’:

•                        growth in book value per share or return on equity;

•                        business strategy;

•                        financial and operating targets or plans;

•                        incurred losses and the adequacy of its loss and loss adjustment expense reserves and related reinsurance;

•                       projections of revenues, income (or loss), earnings (or loss) per share, dividends, market share or other financia forecasts;

•                        expansion and growth of our business and operations; and

•                        future capital expenditures.

These statements are based on certain assumptions and analyses made by White Mountains in light of its experience and perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate in the circumstances. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that could cause actual results to differ materially from expectations, including:

•                       the risks associated with Item 1A of White Mountains’ 2005 Annual Report on Form 10-K and second quarter 2006 Form 10-Q;

•                        claims arising from catastrophic events, such as hurricanes, earthquakes, floods or terrorist attacks;

•                        the continued availability of capital and financing;

•                        general economic, market or business conditions;

•                        business opportunities (or lack thereof) that may be presented to it and pursued;

•                        competitive forces, including the conduct of other property and casualty insurers and reinsurers;

•                       changes in domestic or foreign laws or regulations, or their interpretation, applicable to White Mountains, its competitors or its clients;

•                        an economic downturn or other economic conditions adversely affecting its financial position;

•                        recorded loss reserves subsequently proving to have been inadequate;

•                        other factors, most of which are beyond White Mountains’ control.

Consequently, all of the forward-looking statements made in this earnings release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by White Mountains will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, White Mountains or its business or operations. White Mountains assumes no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

WHITE MOUNTAINS INSURANCE GROUP, LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

(millions, except share amounts)

(Unaudited)

	June 30,	December 31,	June 30,
	2006	2005	2005
Assets

Fixed maturity investments	$7,303.6	$7,582.7	$7,760.4
Common equity securities	1,147.0	967.8	1,024.4
Short-term investments	873.5	727.8	773.1
Other investments	469.6	588.1	533.3
Total investments	9,793.7	9,866.4	10,091.2

Reinsurance recoverable on unpaid losses	4,660.9	5,025.7	4,403.5
Reinsurance recoverable on paid losses	116.0	77.0	116.3
Funds held by ceding companies	554.7	620.4	735.3
Insurance and reinsurance premiums receivable	1,062.4	1,014.3	981.9
Securities lending collateral	453.1	674.9	564.6
Investments in unconsolidated insurance affiliates	412.0	479.7	531.2
Deferred acquisition costs	324.9	288.4	313.0
Ceded unearned premiums	167.1	200.7	241.9
Accounts receivable on unsettled investment sales	23.6	21.7	19.5
Other assets	1,159.6	1,148.9	1,186.3
Total assets	$18,728.0	$19,418.1	$19,184.7

Liabilities

Loss and loss adjustment expense reserves	$9,775.3	$10,231.2	$9,535.8
Reserves for structured contracts	214.2	224.6	278.2
Unearned insurance and reinsurance premiums	1,730.7	1,582.0	1,759.0
Debt	838.2	779.1	777.6
Securities lending payable	453.1	674.9	564.6
Preferred stock subject to mandatory redemption	247.3	234.0	222.2
Ceded reinsurance payable	166.9	204.5	202.6
Funds held under reinsurance treaties	130.1	171.4	170.4
Accounts payable on unsettled investment purchases	63.7	43.4	95.7
Other liabilities	1,244.2	1,439.8	1,486.8
Total liabilities	14,863.7	15,584.9	15,092.9

Common Shareholders’ Equity

Common shares and paid-in surplus	1,726.4	1,725.3	1,727.2
Retained earnings	2,077.7	1,899.8	1,975.9
Accumulated other comprehensive income (loss), after tax:
Net unrealized gains on investments	122.1	209.7	315.5
Equity in net unrealized gains (losses) from Symetra’s fixed maturity portfolio	(69.0)	24.2	95.7
Net unrealized foreign currency translation gains (losses) and other	7.1	(25.8)	(22.5)
Total common shareholders’ equity	3,864.3	3,833.2	4,091.8

Total liabilities and common shareholders’ equity	$18,728.0	$19,418.1	$19,184.7
Common shares outstanding (000’s)	10,780	10,779	10,774
Common and equivalent shares outstanding (000’s)	10,814	10,814	10,819

WHITE MOUNTAINS INSURANCE GROUP, LTD.

FULLY CONVERTED TANGIBLE BOOK VALUE PER COMMON AND EQUIVALENT SHARE

(Unaudited)

	June 30,	March 31,	December 31,	June 30,
	2006	2006	2005	2005
Book value per share numerators (in millions):

Common shareholders’ equity	$3,864.3	$3,872.2	$3,833.2	$4,091.8
Benefits to be received from share obligations under employee benefit plans	5.1	5.1	5.1	6.6
Remaining adjustment of subsidiary preferred stock to face value	(72.7)	(79.6)	(86.0)	(97.8)
Book value per share numerator	3,796.7	3,797.7	3,752.3	4,000.6
Equity in net unrealized (gains) losses from Symetra’s fixed maturity portfolio	69.0	32.6	(24.2)	(95.7)
Goodwill	(25.2)	(23.8)	(24.4)	(19.7)
Fully converted tangible book value per common and equivalent share numerator	$3,840.5	$3,806.5	$3,703.7	$3,885.2

Book value per share denominators (in thousands of shares):

Common Shares outstanding	10,780.1	10,780.1	10,779.2	10,774.3
Share obligations under employee benefits plans	33.4	33.4	34.3	44.7
Fully converted tangible book value per common and equivalent share denominator	10,813.5	10,813.5	10,813.5	10,819.0

Book value per common and equivalent share	$351.11	$351.19	$347.00	$369.78
Fully converted tangible book value per common and equivalent share	$355.16	$352.01	$342.51	$359.11

WHITE MOUNTAINS INSURANCE GROUP, LTD.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(millions, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Revenues:
Earned insurance and reinsurance premiums	$953.5	$943.4	$1,854.5	$1,898.4
Net investment income	104.4	104.6	202.9	278.5
Net realized investment gains	106.5	63.3	135.0	100.4
Other revenue	36.5	59.6	66.3	118.9
Total revenues	1,200.9	1,170.9	2,258.7	2,396.2

Expenses:
Loss and loss adjustment expenses	763.8	570.2	1,327.8	1,189.5
Insurance and reinsurance acquisition expenses	187.7	184.1	373.3	373.2
Other underwriting expenses	122.8	128.3	238.7	250.5
General and administrative expenses	22.2	61.5	69.7	99.2
Accretion of fair value adjustment to loss and loss adjustment expense reserves	6.4	9.1	11.6	19.0
Interest expense on debt	11.9	11.7	23.6	23.3
Interest expense - dividends on preferred stock subject to mandatory redemption	7.5	7.5	15.1	15.1
Interest expense - accretion on preferred stock subject to mandatory redemption	6.9	5.4	13.3	10.4
Total expenses	1,129.2	977.8	2,073.1	1,980.2

Pretax income	71.7	193.1	185.6	416.0
Income tax benefit (provision)	29.3	(55.4)	2.4	(111.7)

Income before equity in earnings of unconsolidated affiliates	101.0	137.7	188.0	304.3
Equity in earnings of unconsolidated insurance affiliates	14.8	9.1	23.8	18.8

Net income	115.8	146.8	211.8	323.1

Change in net unrealized gains on investments	(114.5)	96.5	(171.6)	(4.9)
Change in foreign currency translation and other	11.9	(44.0)	32.9	(68.6)

Comprehensive net income	13.2	199.3	73.1	249.6
Add back: Change in net unrealized gains and losses from Symetra’s fixed maturity portfolio	36.4	(63.6)	93.2	(39.1)

Adjusted comprehensive net income	$49.6	$135.7	$166.3	$210.5

Basic earnings per share	$10.75	$13.64	$19.67	$30.03

Diluted earnings per share	$10.72	$13.64	$19.61	$29.94

Dividends declared and paid per common share	$2.00	$2.00	$4.00	$4.00

WHITE MOUNTAINS INSURANCE GROUP, LTD.
YTD SEGMENT INCOME STATEMENT
(in millions)
(Unaudited)

For the Six Months Ended June 30, 2006

	OneBeacon	WM Re	Esurance	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$965.5	$658.0	$231.0	$—	$1,854.5
Net investment income	88.6	84.5	8.4	21.4	202.9
Net realized investment gains (losses)	62.0	41.2	3.5	28.3	135.0
Other revenue	36.0	6.9	3.9	19.5	66.3

Total revenues	1,152.1	790.6	246.8	69.2	2,258.7

Expenses:	599.3	564.2	165.1	(0.8)	1,327.8
Loss and loss adjustment expenses	160.8	151.2	61.3	—	373.3
Insurance and reinsurance acquisition expenses	169.9	45.5	22.4	0.9	238.7
Other underwriting expenses	31.3	7.1	—	31.3	69.7
General and administrative expenses	—	0.1	—	11.5	11.6
Accretion of fair value adjustment to loss and lae reserves	1.3	0.8	—	21.5	23.6
Interest expense on debt
Interest expense — dividends and accretion on preferred stock subject to mandatory redemption	—	—	—	28.4	28.4

Total expenses	962.6	768.9	248.8	92.8	2,073.1

Pretax income (loss)	$189.5	$21.7	$(2.0)	$(23.6)	$185.6

For the Six Months Ended June 30, 2005

	OneBeacon	WM Re	Esurance	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$1,084.9	$680.5	$131.2	$1.8	$1,898.4
Net investment income	137.3	70.2	4.2	66.8	278.5
Net realized investment gains (losses)	86.6	18.5	2.2	(6.9)	100.4
Other revenue	44.4	27.6	1.5	45.4	118.9

Total revenues	1,353.2	796.8	139.1	107.1	2,396.2
Expenses:
Loss and loss adjustment expenses	664.3	436.6	86.9	1.7	1,189.5
Insurance and reinsurance acquisition expenses	197.8	141.2	34.1	0.1	373.2
Other underwriting expenses	172.3	62.2	15.1	0.9	250.5
General and administrative expenses	37.2	6.3	(0.1)	55.8	99.2
Accretion of fair value adjustment to loss and lae reserves	—	6.0	—	13.0	19.0
Interest expense on debt	0.7	1.1	—	21.5	23.3
Interest expense — dividends and accretion on preferred stock subject to mandatory redemption	—	—	—	25.5	25.5

Total expenses	1,072.3	653.4	136.0	118.5	1,980.2

Pretax income (loss)	$280.9	$143.4	$3.1	$(11.4)	$416.0

WHITE MOUNTAINS INSURANCE GROUP, LTD.

QTD SEGMENT INCOME STATEMENT

(in millions)

(Unaudited)

For the Three Months Ended June 30, 2006

	OneBeacon	WM Re	Esurance	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$485.3	$342.4	$125.8	$—	$953.5
Net investment income	46.4	43.4	4.8	9.8	104.4
Net realized investment gains (losses)	34.7	38.7	2.6	30.5	106.5
Other revenue	18.8	2.5	1.8	13.4	36.5

Total revenues	585.2	427.0	135.0	53.7	1,200.9
Expenses:
Loss and loss adjustment expenses	295.6	377.6	89.9	0.7	763.8
Insurance and reinsurance acquisition expenses	74.5	80.9	32.3	—	187.7
Other underwriting expenses	86.0	25.1	11.3	0.4	122.8
General and administrative expenses	15.0	4.9	—	2.3	22.2
Accretion of fair value adjustment to loss and lae reserves	—	0.7	—	5.7	6.4
Interest expense on debt	0.6	0.4	—	10.9	11.9
Interest expense — dividends and accretion on preferred stock subject to mandatory redemption
	—	—	—	14.4	14.4

Total expenses	471.7	489.6	133.5	34.4	1,129.2

Pretax income (loss)	$113.5	$(62.6)	$1.5	$19.3	$71.7

For the Three Months Ended June 30, 2005

	OneBeacon	WM Re	Esurance	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$539.5	$330.8	$71.3	$1.8	$943.4
Net investment income	49.5	38.3	2.1	14.7	104.6
Net realized investment gains	40.8	10.6	1.2	10.7	63.3
Other revenue	27.8	7.8	0.6	23.4	59.6

Total revenues	657.6	387.5	75.2	50.6	1,170.9
Expenses:
Loss and loss adjustment expenses	325.7	197.5	46.0	1.0	570.2
Insurance and reinsurance acquisition expenses	97.7	65.8	20.5	0.1	184.1
Other underwriting expenses	91.5	28.6	7.6	0.6	128.3
General and administrative expenses	20.9	4.0	(0.1)	36.7	61.5
Accretion of fair value adjustment to loss and lae reserves	—	2.6	—	6.5	9.1
Interest expense on debt	0.4	0.5	—	10.8	11.7
Interest expense — dividends and accretion on preferred stock	—	—	—	12.9	12.9

Total expenses	536.2	299.0	74.0	68.6	977.8

Pretax income (loss)	$121.4	$88.5	$1.2	$(18.0)	$193.1

WHITE MOUNTAINS INSURANCE GROUP, LTD.

SUMMARY OF GAAP RATIOS AND PREMIUMS

(Unaudited)

Six Months Ended June 30, 2006	OneBeacon
	Specialty	Personal	Commercial	Total (1)	WM Re	Esurance
GAAP Ratios
Loss and LAE	63%	62%	57%	62%	86%	72%
Expense	31%	30%	39%	34%	30%	36%
Total Combined	94%	92%	96%	96%	116%	108%
Dollars in millions
Net written premiums	$370.9	$274.1	$330.7	$989.9	$767.2	$271.6
Earned premiums	$355.0	$285.9	$311.2	$965.5	$658.0	$231.0

Six Months Ended June 30, 2005	OneBeacon
	Specialty	Personal	Commercial	Total (1)	WM Re	Esurance
GAAP Ratios
Loss and LAE	56%	60%	56%	61%	64%	66%
Expense	32%	33%	42%	34%	30%	38%
Total Combined	88%	93%	98%	95%	94%	104%
Dollars in millions
Net written premiums	$427.0	$320.8	$306.3	$1,078.5	$705.1	$153.6
Earned premiums	$406.6	$337.2	$314.5	$1,084.9	$680.5	$131.2

Three Months Ended June 30, 2006	OneBeacon
	Specialty	Personal	Commercial	Total (1)	WM Re	Esurance
GAAP Ratios
Loss and LAE	65%	57%	56%	61%	110%	71%
Expense	31%	28%	39%	33%	31%	35%
Total Combined	96%	85%	95%	94%	141%	106%
Dollars in millions
Net written premiums	$185.5	$147.3	$178.5	$515.5	$338.5	$130.7
Earned premiums	$181.7	$142.5	$157.8	$485.3	$342.4	$125.8

Three Months Ended June 30, 2005	OneBeacon
	Specialty	Personal	Commercial	Total (1)	WM Re	Esurance
GAAP Ratios
Loss and LAE	59%	58%	54%	60%	60%	64%
Expense	35%	33%	41%	35%	28%	40%
Total Combined	94%	91%	95%	95%	88%	104%
Dollars in millions
Net written premiums	$210.3	$165.6	$170.2	$558.6	$285.7	$76.1
Earned premiums	$203.1	$166.7	$155.7	$539.5	$330.8	$71.3

(1) Includes results from run off operations and reciprocals.